Exhibit 99.2

Align Technology Announces Leadership Changes to Support Continued Growth and Expansion Globally

All Sales Regions Now Under Leadership of CEO Joe Hogan; Raphael S. Pascaud to Lead Marketing and Business Development Worldwide

SAN JOSE, CA--(Marketwired - Jul 23, 2015) - Align Technology, Inc. (NASDAQ: ALGN) today announced that it is simplifying the commercial reporting structure for its three key regions and global marketing to better support regional growth and priorities, and to extend best practices across the company. Under this new structure, North America, EMEA, and Asia Pacific sales organizations will come together under the leadership of Align Technology President and CEO Joe Hogan to increase visibility and direct input into each region and leverage applicable insights across all geographies.

"We have experienced rapid growth and market expansion over the past several years, particularly in international markets," said Mr. Hogan. "Given our tremendous growth opportunity ahead, our commercial efforts in those regions are being elevated commensurate with the increased demands of our business, which will help us to stay close to and keep pace with the needs and opportunities in those fast-growing geographies."

Raphael S. Pascaud, previously Align's vice president, international, has been promoted to chief marketing portfolio and business development officer. In this newly created role, Mr. Pascaud will assume global marketing responsibility for the Company's Invisalign product portfolio, including product management and commercialization of product roadmap.

"Under Raph's leadership we've experienced strong growth and development in our international regions," said Mr. Hogan. "His proven leadership and understanding of our business and customer dynamics in international markets will help us develop a unified marketing strategy and leverage best practices across the entire company."

Mr. Pascaud's new role will consolidate leadership of the global marketing and business development functions for the Company. Tim Mack, previously vice president, business development, will continue to report to Mr. Hogan focusing exclusively on Align's scanner business as vice president, scanner and services. John Graham, Align's chief marketing officer since 2013, will leave the Company effective July 23, 2015 for other opportunities.

"On behalf of the marketing team and the company, I want to thank John for his contributions to Align's success over the last two years," said Mr. Hogan.

As part of the changes announced today, Simon Beard, vice president and managing director, EMEA, and Julie Tay, vice president and managing director, Asia Pacific, will now report directly to Mr. Hogan and join the Company's executive management committee. Chris Puco, vice president, North American sales, continues to report to Mr. Hogan.

About Align Technology, Inc.

Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.

CONTACT INFORMATION

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com